UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 19, 2010

CORNERSTONE HEALTHCARE PLUS
REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant

On November 19, 2010, we entered into an agreement with KeyBank National Association, an unaffiliated financial institution, to obtain a $25,000,000 revolving credit facility (the “Facility”). The Facility may be increased in the future in incremental amounts of at least $25.0 Million at the REIT’s request subject to attaining certain portfolio size targets. The initial term of the Facility is 24 months, maturing on November 18, 2012, and may be extended by six months subject to satisfaction of certain conditions, including payment of an extension fee. The actual amount of credit available under the Facility is a function of certain loan to cost, loan to value and debt service coverage ratios contained in the Facility. The Facility will be secured by first priority liens on our eligible real property assets that make up the borrowing base (as such term is defined) for the Facility. The interest rate for this Facility is one-month LIBOR plus a margin of 400 basis points, with a floor of 200 basis points for one-month LIBOR.  The Facility also requires payment of a fee of up to 25 basis points related to unused credit available to us under the Facility.  We are entitled to prepay the obligations at any time without penalty.  In connection with documentation and closing the Facility, we paid fees and expenses totaling approximately $254,000.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Credit Agreement by and Among Cornerstone Healthcare Plus Operating Partnership, L.P. and KeyBank National Association

99.1	Press release dated November 24, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE HEALTHCARE PLUS REIT, INC.

Dated: November 24, 2010	By:	/s/Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer